HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386

Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS REPORTS SECOND-QUARTER 2018 FINANCIAL RESULTS

•	2Q financial results, including 4% net sales growth, in line with company guidance

•	Company reaffirms full-year 2018 financial guidance

•	Company confirms long-term goal for Champion brand global sales

WINSTON-SALEM, N.C. (Aug. 1, 2018) - HanesBrands (NYSE: HBI), a leading global marketer of everyday basic apparel under world-class brands, today announced second-quarter 2018 results that achieved the midpoint of company guidance.

For the quarter ended June 30, 2018, the company reported net sales growth of 4 percent to $1.72 billion versus a guidance range of $1.7 billion to $1.725 billion. Organic sales in constant currency, which exclude acquisition contributions, increased slightly.

GAAP operating profit of $220 million and adjusted operating profit excluding actions of $245 million each decreased 6 percent, the midpoint of guidance for each.

GAAP diluted earnings per share for continuing operations was $0.39 compared with guidance of $0.38 to $0.40, and adjusted EPS excluding actions was $0.45, compared with guidance of $0.44 to $0.46. GAAP EPS and adjusted EPS decreased 17 percent and 15 percent, respectively, reflecting lower operating profit, a higher corporate tax rate for 2018 as a result of U.S. tax reform, and higher interest expense.

Hanes has reiterated its full-year guidance and issued net sales, operating profit and EPS guidance for the third-quarter 2018. (See financial guidance section for details. See Note on Adjusted Measures and Reconciliation to GAAP Measures later in this news release for additional discussion and details.)

“Our results for the second-quarter were consistent with our guidance and the year is unfolding as we expected,” said Hanes Chief Executive Officer Gerald W. Evans Jr. “We achieved organic growth for the fourth consecutive quarter with strong International and global Champion sales growth. We continue to address the challenging environment for intimate apparel and expect our turn-around plan to gain additional traction by the end of the year. Our cash flow from operations of $64 million in the second quarter was ahead of our expectations and the outlook is strong. We continue to expect margin expansion in the second half, primarily driven by additional acquisition synergies and organic sales growth.”

HanesBrands Reports Second-Quarter 2018 Financial Results - Page 2

Key Callouts for Second-Quarter 2018 Financial Results

The diversification of Hanes’ global business model continued to support the company’s execution of its Sell More, Spend Less and Generate Cash strategies in the second quarter and is expected to contribute to second-half improvement. Key callouts follow.

Growth Initiatives Drive 4 Percent Net Sales Increase. Contributors to net sales growth in the quarter included acquisition contributions, widespread global Champion strength, and increased consumer-directed sales.

Net sales for Bras N Things, acquired in February 2018, and Alternative Apparel, acquired in October 2017, totaled nearly $52 million in the quarter.

Champion sales increased in all geographies. Global Champion sales increased 18 percent in the quarter and were up 16 percent in constant currency.

Global consumer-directed sales, consisting of company retail and online channel sales, increased 20 percent in the second quarter and represented 22 percent of total sales.

Fourth-Consecutive Quarter of Organic Sales Growth. Constant-currency organic sales, which exclude sales from acquisitions under a year old and the effects of changes in currency exchange rates, increased slightly, beating company projection of a slight decrease. In addition to global Champion growth, organic growth benefited from innerwear increases in U.S. basics, the Americas, and Australia.

The company expects to deliver higher levels of organic growth in the second half as a result of continued execution of strategic growth initiatives, continued product innovation success, back-to-school alignment with key U.S. retailers, and action plans to stabilize the Innerwear segment’s U.S. intimate apparel business.

First-Half Operating Profit Affected by Inflation and Inefficiencies, but Second-Half Margin Expansion Expected. Similar to the first quarter, second-quarter operating profit was affected by input-cost inflation and expected increased expenses for investment in brand building and temporary distribution inefficiencies. Those factors offset benefits from acquisition synergies and strong International segment operating profit growth.

The company expects a return to margin expansion in the second half as a result of additional acquisition synergies and accelerated organic sales growth.

Tax Reform Effect on EPS Comparisons. U.S. tax reform, which resulted in a higher corporate tax rate for Hanes beginning in 2018, affects the year-over-year comparisons for EPS. When applying the 2018 second-quarter tax rate to 2017 second-quarter results on a pro forma basis, GAAP EPS decreased 7 percent and adjusted EPS decreased 6 percent.

Business Segment Summaries

Innerwear Segment’s Mixed Results Consistent with Expectations. U.S. Innerwear segment sales decreased 3 percent, while operating profit decreased 10 percent as a result of raw material inflation and mix of products sold.

HanesBrands Reports Second-Quarter 2018 Financial Results - Page 3

Sales of Innerwear basics increased slightly as point-of-sale trends improved, men’s underwear sales increased, and women’s underwear returned to growth. Innovation continues to work, with strong performance of the newly launched Hanes Comfort Flex Fit men’s boxer briefs.

Innerwear Intimates sales decreased in the quarter, although progress was made on key aspects of the company’s plan to stabilize the business and then return to growth. As the company managed through retailer door closures and market trends, it successfully gained traction with bra space gains in the mass channel and new bra programs in the midtier channel. The company continues to prepare for a relaunch of its shapewear programs late in the third quarter.

Activewear Segment Sales Increase on Acquisition Benefits and Organic Growth. U.S. Activewear segment sales increased 7 percent, including a 1.5 percent increase in organic sales fueled by growth of Champion and the licensed sports apparel business. Segment operating profit decreased 3 percent due to higher raw material costs, start-up manufacturing inefficiencies, and temporary distribution costs.

The acquisition of Alternative Apparel contributed $20 million in sales. Champion sales increased more than 70 percent outside the mass channel. Growth was driven by strong consumer demand, specialty channel space gains, and online penetration.

Strong International Segment Performance Drivers Include Acquisitions, Organic Growth, and Synergies. International segment sales increased 15 percent and operating profit increased 27 percent. In constant currency, sales increased 12 percent and operating profit increased 24 percent.

Constant-currency organic sales increased 5 percent, primarily on the strength of Champion growth in Europe and Asia. The acquisition of Bras N Things in Australia contributed $31 million in sales.

The segment’s operating margin of 14 percent increased nearly 140 basis points over the year-ago quarter, benefitting from organic growth and integration synergies from past acquisitions.

Long-Term Champion Outlook

HanesBrands announced today that the company and Target Corporation will not renew their contract for an exclusive line of C9 by Champion activewear apparel when the current contract expires at the end of January 2020.

“The C9 by Champion program at Target is a mature program after 15 successful years,” Evans said. “Overall, Champion has significant momentum in all geographies globally, and we will continue to focus on growth across our Champion portfolio through expanded geographic penetration, product lines and distribution channels, including online and retail. Our core Champion sales in constant currency increased more than 30 percent globally in the first half of 2018.”

HanesBrands Reports Second-Quarter 2018 Financial Results - Page 4

The C9 program is fully booked for 2018 and the conclusion of the contract is not expected to have a meaningful effect on the company’s outlook for 2019. In the past 12 months, the company generated approximately $380 million in C9 by Champion activewear sales.

With the brand’s forecasted growth rate, the company continues to expect to achieve global Champion sales of more than $2 billion by 2022. The company does not expect the end of the C9 by Champion program at Target to affect that projection.

“Target is a great retail partner, and we look forward to continuing to drive mutual growth with our leading national apparel brands across multiple product categories,” Evans said.

2018 Financial Guidance

Hanes has reiterated full-year financial guidance for 2018, despite a strengthening U.S. dollar, and has issued third-quarter guidance for net sales, operating profit and EPS.

The company continues to expect full-year 2018 net sales of $6.72 billion to $6.82 billion, GAAP operating profit of $870 million to $905 million, adjusted operating profit excluding actions of $950 million to $985 million, GAAP EPS of $1.54 to $1.62, adjusted EPS excluding actions of $1.72 to $1.80, and net cash from operations of $675 million to $750 million.

Compared with the previous outlook for foreign exchange rates in the second half, the company now expects the strengthening dollar to reduce net sales growth by $30 million and operating profit growth by $5 million in the second half. Previously, the company expected a neutral impact on sales and profit from exchange rates in the second half.

With U.S. income tax reform, the company expects the 2018 full-year tax rate to be approximately 16 percent.

Third-Quarter Guidance. The company expects a return to margin expansion in the second half and an increase in the organic growth rate.

Third-quarter net sales are expected to be in the range of $1.85 billion to $1.9 billion, representing approximately 4 percent growth at the midpoint. Constant-currency organic sales are expected to increase approximately 2 percent at the midpoint of guidance.

GAAP operating profit is expected to be $265 million to $280 million, while adjusted operating profit excluding actions is expected to be $285 million to $300 million. GAAP EPS is expected to be $0.49 to $0.52, and adjusted EPS excluding actions is expected to be $0.54 to $0.57.

The company expects pretax charges related to acquisition integration and other actions in the third quarter of approximately $20 million.

Hanes has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/faq.

HanesBrands Reports Second-Quarter 2018 Financial Results - Page 5

Note on Adjusted Measures and Reconciliation to GAAP Measures

To supplement financial guidance prepared in accordance with generally accepted accounting principles, the company provides quarterly and full-year results and guidance concerning certain non‐GAAP financial measures, including adjusted EPS, adjusted net income, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA and adjusted EBITDA.

Adjusted EPS is defined as diluted EPS from continuing operations excluding actions and the tax effect on actions. Adjusted net income is defined as net income from continuing operations excluding actions and the tax effect on actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions.

Charges for actions taken year to date and for guidance for the full year primarily represent acquisition and integration costs related to Hanes Europe Innerwear, Hanes Australasia, Champion Europe, Alternative Apparel and Bras N Things, and other costs related to supply chain network changes. Acquisition and integration costs include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, facility closures, inventory write-offs, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future depending upon acquisition activity.

Hanes has chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of acquisitions and other actions. Hanes believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the company’s ongoing business during each period presented without giving effect to costs associated with the execution and integration of any of the aforementioned actions taken.

In addition, the company has chosen to present EBITDA and adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding actions and stock compensation expense. Hanes believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

Hanes is a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to the company’s reported operating results, Hanes also presents constant-currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The company uses constant-currency information to provide a framework to assess how the business performed excluding the effects of changes in the rates used to calculate foreign currency translation.

HanesBrands Reports Second-Quarter 2018 Financial Results - Page 6

Hanes believes this information is useful to management and investors to facilitate comparison of operating results and better identify trends in the company’s businesses.

To calculate foreign currency translation on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

In the first and second quarters of 2018, Hanes incurred $20 million and $25 million, respectively, in pretax charges for acquisition-related and integration actions. In the first and second quarters of 2017, Hanes incurred $38 million and $26 million, respectively, and in charges for acquisition-related and integration actions.

For 2018 guidance, Hanes expects full-year GAAP EPS of $1.54 to $1.62 with anticipated pretax charges for acquisition-related and integration costs and other actions of approximately $80 million, which results in adjusted EPS guidance of $1.72 to $1.80. For the third quarter, the company expects GAAP EPS of $0.49 to $0.52 with anticipated pretax charges for acquisition-related and integration costs and other actions of approximately $20 million, which results in adjusted EPS guidance of $0.54 to $0.57.

Webcast Conference Call

Hanes will host an Internet webcast of its second-quarter investor conference call at 8:30 a.m. EDT today, Aug. 1, 2018. The broadcast, which will consist of prepared remarks followed by a question-and-answer session, may be accessed at www.Hanes.com/investors. The call is expected to conclude by 9:30 a.m.

An archived replay of the conference call webcast will be available in the investors section of the Hanes corporate website. A telephone playback will be available from approximately noon EDT today through midnight EDT Aug. 8, 2018. The replay will be available by calling toll-free (855) 859-2056 or by toll call at (404) 537-3406. The replay ID is 6296115.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements following the heading 2018 Financial Guidance, are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment; any inadequacy, interruption,

HanesBrands Reports Second-Quarter 2018 Financial Results - Page 7

integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to properly manage strategic projects; significant fluctuations in foreign exchange rates; our ability to attract and retain a senior management team with the core competencies needed to support our growth in global markets; legal, regulatory, political and economic risks related to our international operations; our ability to successfully integrate acquired businesses; our reliance on a relatively small number of customers for a significant portion of our sales; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia-Pacific. The company sells its products under some of the world’s strongest apparel brands, including Hanes, Champion, Maidenform, DIM, Bali, Playtex, Bonds, JMS/Just My Size, Nur Die/Nur Der, L’eggs, Lovable, Wonderbra, Berlei, Alternative, Bras N Things, and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A member of the S&P 500 stock index, Hanes has approximately 68,000 employees in more than 40 countries and is ranked No. 432 on the Fortune 500 list of America’s largest companies by sales. Hanes takes pride in its strong reputation for ethical business practices. Connect with HanesBrands at www.Hanes.com/corporate or via social media (Twitter: @hanesbrands, and Facebook: www.facebook.com/hanesbrandsinc).

# # #

TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Six Months Ended
	June 30, 2018	July 1, 2017	% Change	June 30, 2018	July 1, 2017	% Change
Net sales	$1,715,443	$1,646,610	4.2%	$3,186,947	$3,026,965	5.3%
Cost of sales	1,055,487	1,000,708		1,948,070	1,841,532
Gross profit	659,956	645,902	2.2%	1,238,877	1,185,433	4.5%
As a % of net sales	38.5%	39.2%		38.9%	39.2%
Selling, general and administrative expenses	439,893	412,197		872,756	825,299
As a % of net sales	25.6%	25.0%		27.4%	27.3%
Operating profit	220,063	233,705	(5.8)%	366,121	360,134	1.7%
As a % of net sales	12.8%	14.2%		11.5%	11.9%
Other expenses	6,570	6,422		12,331	12,967
Interest expense, net	48,430	44,130		94,193	86,267
Income from continuing operations before income tax expense	165,063	183,153		259,597	260,900
Income tax expense	24,430	10,989		39,555	15,654
Income from continuing operations	140,633	172,164	(18.3)%	220,042	245,246	(10.3)%
Income (loss) from discontinued operations, net of tax	—	368		—	(2,097)
Net income	$140,633	$172,532	(18.5)%	$220,042	$243,149	(9.5)%

Earnings (loss) per share - basic:
Continuing operations	$0.39	$0.47		$0.61	$0.66
Discontinued operations	—	—		—	(0.01)
Net income	$0.39	$0.47	(17.0)%	$0.61	$0.66	(7.6)%

Earnings (loss) per share - diluted:
Continuing operations	$0.39	$0.47		$0.61	$0.66
Discontinued operations	—	—		—	(0.01)
Net income	$0.39	$0.47	(17.0)%	$0.61	$0.65	(6.2)%

Weighted average shares outstanding:
Basic	362,011	365,911		361,944	370,075
Diluted	363,254	367,992		363,245	372,147

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(in thousands)
(Unaudited)

	Quarter Ended			Six Months Ended
	June 30, 2018	July 1, 2017	% Change	June 30, 2018	July 1, 2017	% Change
Segment net sales:
Innerwear	$694,694	$719,006	(3.4)%	$1,185,772	$1,224,196	(3.1)%
Activewear	405,785	379,756	6.9	751,910	707,099	6.3
International	545,862	475,242	14.9	1,115,749	952,640	17.1
Other	69,102	72,606	(4.8)	133,516	143,030	(6.7)
Total net sales	$1,715,443	$1,646,610	4.2%	$3,186,947	$3,026,965	5.3%

Segment operating profit[1]:
Innerwear	$159,129	$177,628	(10.4)%	$260,548	$294,250	(11.5)%
Activewear	57,508	58,972	(2.5)	95,795	102,322	(6.4)
International	76,558	60,147	27.3	153,619	112,809	36.2
Other	7,160	7,716	(7.2)	9,787	10,344	(5.4)
General corporate expenses/other	(55,127)	(44,696)	23.3	(108,846)	(95,162)	14.4
Acquisition, integration and other action-related charges	(25,165)	(26,062)	(3.4)	(44,782)	(64,429)	(30.5)
Total operating profit	$220,063	$233,705	(5.8)%	$366,121	$360,134	1.7%

¹
In the first quarter of 2018, HanesBrands eliminated the allocation of certain corporate overhead selling, general and administrative expenses related to the legal, human resources, information technology, finance and real estate departments to the segments, in order to reflect the manner in which the business is managed and results are reviewed by the chief executive officer, who is HanesBrands’ chief operating decision maker. Prior year segment operating profit disclosures have been revised to conform to the current year presentation.

The following tables present a reconciliation of total reported net sales to organic constant currency net sales for the quarter and six months ended June 30, 2018 and a comparison to prior year:

	Quarter Ended June 30, 2018
	Reported Net Sales	Acquisitions[1]	Impact from Foreign Currency[2]	Organic Constant Currency	% Change
Segment net sales:
Innerwear	$694,694	$—	$—	$694,694	(3.4)%
Activewear	405,785	20,317	—	385,468	1.5
International	545,862	31,450	15,547	498,865	5.0
Other	69,102	—	—	69,102	(4.8)
Total	$1,715,443	$51,767	$15,547	$1,648,129	0.1%

	Six Months Ended June 30, 2018
	Reported Net Sales	Acquisitions[1]	Impact from Foreign Currency[2]	Organic Constant Currency	% Change
Segment net sales:
Innerwear	$1,185,772	$—	$—	$1,185,772	(3.1)%
Activewear	751,910	35,947	—	715,963	1.3
International	1,115,749	47,587	60,406	1,007,756	5.8
Other	133,516	—	—	133,516	(6.7)
Total	$3,186,947	$83,534	$60,406	$3,043,007	0.5%

¹	Net sales derived from businesses acquired within the past twelve months.
2
Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year net sales. This calculation excludes entities acquired within the past twelve months.

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30, 2018	December 30, 2017
Assets
Cash and cash equivalents	$397,971	$421,566
Trade accounts receivable, net	973,807	903,318
Inventories	2,112,211	1,874,990
Other current assets	132,757	186,496
Total current assets	3,616,746	3,386,370

Property, net	617,302	623,991
Trademarks and other identifiable intangibles, net	1,610,567	1,402,857
Goodwill	1,259,010	1,167,007
Deferred tax assets	218,269	234,932
Other noncurrent assets	105,992	79,618
Total assets	$7,427,886	$6,894,775

Liabilities
Accounts payable and accrued liabilities	$1,441,536	$1,517,283
Notes payable	14,540	11,873
Accounts Receivable Securitization Facility	153,386	125,209
Current portion of long-term debt	181,349	124,380
Total current liabilities	1,790,811	1,778,745

Long-term debt	4,149,201	3,702,054
Pension and postretirement benefits	388,256	405,238
Other noncurrent liabilities	332,427	322,536
Total liabilities	6,660,695	6,208,573

Equity	767,191	686,202
Total liabilities and equity	$7,427,886	$6,894,775

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	June 30, 2018	July 1, 2017
Operating Activities:
Net income	$220,042	$243,149
Depreciation and amortization	65,493	58,095
Stock compensation expense	3,033	4,388
Other noncash items	(2,082)	13,539
Changes in assets and liabilities, net	(350,884)	(284,921)
Net cash from operating activities	(64,398)	34,250

Investing Activities:
Purchases/sales of property and equipment, net, and other	(38,800)	(26,460)
Acquisition of business, net of cash acquired	(334,916)	(524)
Disposition of businesses	—	40,285
Net cash from investing activities	(373,716)	13,301

Financing Activities:
Cash dividends paid	(108,115)	(110,529)
Share repurchases	—	(299,919)
Net borrowings on notes payable, debt and other	525,998	355,237
Net cash from financing activities	417,883	(55,211)
Effect of changes in foreign currency exchange rates on cash	20,176	(3,170)
Change in cash, cash equivalents and restricted cash	(55)	(10,830)
Cash and cash equivalents at beginning of year	421,566	460,245
Cash, cash equivalents and restricted cash at end of period	421,511	449,415
Less restricted cash at end of period	23,540	—
Cash and cash equivalents per balance sheet at end of period	$397,971	$449,415

TABLE 5
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Gross profit, as reported under GAAP	$659,956	$645,902	$1,238,877	$1,185,433
Acquisition, integration and other action-related charges	11,083	4,284	21,836	19,759
Gross profit, as adjusted	$671,039	$650,186	$1,260,713	$1,205,192
As a % of net sales	39.1%	39.5%	39.6%	39.8%

Selling, general and administrative expenses, as reported under GAAP	$439,893	$412,197	$872,756	$825,299
Acquisition, integration and other action-related charges	(14,082)	(21,778)	(22,946)	(44,670)
Selling, general and administrative expenses, as adjusted	$425,811	$390,419	$849,810	$780,629
As a % of net sales	24.8%	23.7%	26.7%	25.8%

Operating profit, as reported under GAAP	$220,063	$233,705	$366,121	$360,134
Acquisition, integration and other action-related charges included in gross profit	11,083	4,284	21,836	19,759
Acquisition, integration and other action-related charges included in SG&A	14,082	21,778	22,946	44,670
Operating profit, as adjusted	$245,228	$259,767	$410,903	$424,563
As a % of net sales	14.3%	15.8%	12.9%	14.0%

Net income from continuing operations, as reported under GAAP	$140,633	$172,164	$220,042	$245,246
Acquisition, integration and other action-related charges included in gross profit	11,083	4,284	21,836	19,759
Acquisition, integration and other action-related charges included in SG&A	14,082	21,778	22,946	44,670
Debt refinance charges included in other expenses	14	—	(36)	—
Tax effect on actions	(3,726)	(1,564)	(6,857)	(3,866)
Net income from continuing operations, as adjusted	$162,086	$196,662	$257,931	$305,809

Diluted earnings per share from continuing operations, as reported under GAAP	$0.39	$0.47	$0.61	$0.66
Acquisition and other related charges	0.06	0.07	0.10	0.16
Diluted earnings per share from continuing operations, as adjusted	$0.45	$0.53	$0.71	$0.82

	Quarter Ended		Six Months Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Action and other related charges by category:
Hanes Europe Innerwear	$8,455	$10,514	$17,031	$30,392
Hanes Australasia	6,647	5,970	12,739	17,978
Champion Europe	1,078	4,399	2,958	5,567
Bras N Things	2,031	—	3,276	—
Smaller acquisitions and other action-related costs	6,954	5,179	8,778	10,492
Debt refinance charges	14	—	(36)	—
Tax effect on actions	(3,726)	(1,564)	(6,857)	(3,866)
Total action and other related charges	$21,453	$24,498	$37,889	$60,563

	Last Twelve Months
	June 30, 2018	July 1, 2017
EBITDA[1]:
Net income from continuing operations	$38,787	$573,761
Interest expense, net	182,361	170,853
Income tax expense	497,180	31,803
Depreciation and amortization	129,885	114,443
Total EBITDA	848,213	890,860
Total action and other related charges (excluding tax effect on actions)	178,221	153,884
Stock compensation expense	22,227	28,186
Total EBITDA, as adjusted	$1,048,661	$1,072,930

Net debt:
Debt (current and long term debt and Accounts Receivable Securitization Facility)	$4,483,936	$4,153,573
Notes payable	14,540	72,157
(Less) Cash and cash equivalents	(397,971)	(449,415)
Net debt	$4,100,505	$3,776,315

Net debt/EBITDA, as adjusted	3.9	3.5

1	Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

TABLE 6
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of GAAP Outlook to Adjusted Outlook
(in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended	Year Ended
	September 29, 2018	December 29, 2018
Operating profit outlook, as calculated under GAAP	$265,000 to $280,000	$870,000 to $905,000
Acquisition, integration and other action-related charges	$20,000	$80,000
Operating profit outlook, as adjusted	$285,000 to $300,000	$950,000 to $985,000

Diluted earnings per share from continuing operations, as calculated under GAAP	$0.49 to $0.52	$1.54 to $1.62
Acquisition, integration and other action-related charges	$0.05	$0.18
Diluted earnings per share from continuing operations, as adjusted	$0.54 to $0.57	$1.72 to $1.80